Exhibit 99.1

BankAnnapolis Names Michael McHale, Debbie Gosselin & Jeff Ostenso to Board of Directors

ANNAPOLIS, Md.--(BUSINESS WIRE)--July 22, 2011--BankAnnapolis today announced the addition of three new members to its board of directors: Hospice of the Chesapeake President and CEO Michael S. McHale, Watermark Cruises President Debbie H. Gosselin and CPS/Gumpert CEO Jeff W. Ostenso.

“We are honored and excited to welcome these new board members into our fold,” said Richard M. Lerner, Chairman and CEO of BankAnnapolis. “They run some of the area’s most well-known, highly-regarded, community-minded businesses.”

“I’m struck by the caliber of these people and their accomplishments, and am extremely flattered by their desire to associate with BankAnnapolis,” said Lerner. “It’s a validation of what we have worked hard to build over the past 21 years in this community—a reputation as a strong, stable financial institution committed to local businesses and to responsible corporate citizenship.”

McHale, who joined Hospice of the Chesapeake as Chief Operating Officer in 2007 and assumed his current position in 2010, oversees a team of 190 hospice professionals. During his years with the organization, he has explored care innovations and new technologies along with proven methodologies to advance patient- and family-focused outcomes. He has more than a dozen years’ experience in hospice and long-term care, including leadership roles in California and Michigan before coming to this region to work at the Washington Home and Community Hospices.

“Over the years, I have been impressed with the level at which BankAnnapolis invests in its customers and the greater community it serves,” said McHale, an Edgewater resident who serves on state and national advisory and governance committees concerned with hospice and palliative care. “The Bank’s focus on being a local partner is good for business and good for our community. I look forward to being a part of this tradition of service.”

“Michael is a compassionate, caring health care professional who understands that his organization’s ability to serve the community requires a strong business model. He doesn’t hesitate to make tough business decisions to assure the continuity and success of his organization,” Lerner said. “His election to the board reinforces the Bank’s longstanding commitment to local charities that assist people in need.”

Gosselin has been president of Watermark, which offers guided walking tours, sightseeing cruises on the Chesapeake Bay, private charter service, and water taxis in the Annapolis harbor, since 1990. She is also president of Annapolis Landing Marina, is a member of the city’s Maritime Advisory Board, and has held leadership positions on the Maryland Tourism Council, the local chamber of commerce, and the city and county visitors bureau, among other groups.

Lerner described her enterprises “as among the most iconic in the area. No business is more authentically ‘Annapolis’ than the water taxi service operated by Watermark.” He praised Gosselin as “an astute, respected businesswoman who has established her company as a leader in the regional hospitality industry and as the central resource for those seeking a genuine Annapolis experience on land or water.” He added, “Debbie is deeply immersed in the local business and civic communities and is committed to promoting commerce in downtown Annapolis.”

Gosselin, an Annapolis resident, calls herself “a real fan of BankAnnapolis. I have respect for the staff and the president, all of whom exhibit integrity and excellent customer service consistently.” As for her new role as a director, she said, “I expect that my goal of lifelong learning will get a new chapter from this experience. More importantly, I believe that I will be better positioned to spread the word about the benefits of working with BankAnnapolis.”

Ostenso’s Annapolis-based firm, CPS/Gumpert, specializes in creative design, commercial printing and promotion, serving an ever-widening market that reaches into the Baltimore and Washington areas, as well as Northern Virginia.

“Jeff is a forward-thinking innovator who has taken a traditional, low-tech, ‘old economy’ printing business and transformed it into a modern, multifaceted marketing firm via strategic acquisitions and product line expansions,” Lerner said. “He learned his business from the bottom up and used that knowledge to keep his business at the leading edge of his industry.”

Lerner also praised Ostenso, who has served on the boards of various businesses and community organizations, for co-founding LinkAnnapolis, a local B2B networking group. “Jeff is an active and effective networker with a vast array of contacts in the Bank’s market,” he said.

Ostenso, who lives in Annapolis, said he has “long admired BankAnnapolis for helping to meet the financing needs of local businesses and for its outreach to the community. The Bank is a true fixture in Annapolis, and I look forward to working with a team of directors to enhance the banking relationships that tie us to our community.”

Ostenso and McHale join the board effective immediately; Gosselin’s term will begin on November 1, 2011.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices in Anne Arundel and Queen Anne's Counties in Maryland. The Bank’s parent company, Annapolis Bancorp, Inc. (NASDAQ: ANNB), reported total assets of $426.1 million at March 31, 2011.

CONTACT:
BankAnnapolis
Richard M. Lerner, 410-224-4455
rlerner@bankannapolis.com